RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (the “Agreement”) is entered into between Robert M. Van Buskirk, a resident of Colorado (“Employee”), and RF Micro Devices, Inc., a North Carolina corporation (“Employer”), effective as of the 29th day of February, 2012 (the “Retirement Date”).

WHEREAS, Employee currently is in the position of Corporate Vice President of Compound Semiconductor Group; and

WHEREAS, Employee has indicated his desire to retire from his employment; and

WHEREAS, the parties wish for Employee’s retirement from his employment to be achieved in an amicable fashion and with a clear understanding of their rights and liabilities;

THEREFORE, the parties agree as follows:

1.         Retirement Date.  Employee will retire from employment with Employer and all of its subsidiaries and affiliates effective as of the Retirement Date.  As of the Retirement Date, Employee will be deemed to have tendered his resignation as an officer and from all other positions with Employer and its subsidiaries and affiliates.

2.         Compensation.

            (a)        Compensation.  Employer will pay to Employee his salary through and including the Retirement Date in accordance with Employer’s regular payroll practices, except the last payment will be via check and not by direct deposit.  Such final pay check will include payment for any accrued and unused PTO under Employer’s policy.  All payments will be subject to normal tax withholdings.

            (b)        401(k) Plan.  Employee’s account balance in Employer’s 401(k) Plan may remain in such Plan or be transferred to another qualified plan or IRA at Employee’s election.  To transfer Employer’s account balance to another qualified plan or IRA or to obtain a distribution from the account, Employee should visit Fidelity’s website at www.401k.com or call the Fidelity Retirement Benefits Line at 1-800-890-4015.  Outstanding loans against Employer’s 401(k) Plan balance must be repaid within 30 days of the Retirement Date.

            (c)        Medical and Dental Coverage; COBRA Continuation Coverage.  Coverage under Employer’s medical, dental and prescription drug insurance programs will cease as of midnight on the Retirement Date.  Upon retirement, Employee will be offered the option of continuing his current individual and family dependent medical, dental and prescription drug insurance coverage (the “Continuation Coverage”) under Employer’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 18 months from the Retirement Date.  If Employee elects Continuation Coverage under COBRA, Employee will be responsible for the payment of 100% of Employee’s COBRA premium for 18 months from the Retirement Date or until Employee is no longer eligible for Continuation Coverage under COBRA, whichever period is shorter.  If Employee is enrolled under the Blue Cross & Blue Shield PPO, the COBRA notification will be mailed directly to Employee from ADP.  If Employee wants Continuation Coverage, Employee must complete, sign and mail the application form to ADP within 60 days of the Retirement Date; alternatively, Employee may enroll for Continuation Coverage online by going to www.benedirect.adp.com and registering as a new participant.

            (d)       Group Life Insurance and Accidental Death & Dismemberment.  Life Insurance and Accidental Death & Dismemberment Insurance provided by Employer ceases effective midnight on the Retirement Date.  These benefits cannot be converted to an individual plan.

            (e)        Portable Supplemental Life Insurance.  Supplemental Life Insurance or Accidental Death & Dismemberment Insurance Employee may have elected to purchase through The Hartford that is designated as “portable” may be converted to an individual plan.  Please contact Patsy Cairrikier, Manager, Benefits, 336-678-7235, for the conversion form.  Please mail the completed “Election of Portability Coverage” form to The Hartford within 31 days after your group insurance coverage ends, which is midnight on the Retirement Date.

            (f)        Long-Term Disability Insurance.  Long-term disability insurance coverage ceases effective midnight on the Retirement Date.  This benefit cannot be converted to an individual plan.

            (g)        Flexible Spending Accounts.  Medical Accounts in the Flexible Spending Plan are available for continuation for a limited period of time.  If Employee is enrolled in the Medical Flexible Spending Plan, the COBRA notification will be mailed directly to Employee from Pro Benefits.  If Employee elects to accept the coverage, Employee must complete, sign and mail the application form to Pro Benefits within 60 days of the Retirement Date.  The premium is due within 45 days of Employee’s application for coverage and is due the first of each month thereafter.  Employee’s payment should be mailed to Pro Benefits.

            (h)        Employee Stock Purchase Plan.  Eligibility for participation in Employer’s Stock Purchase Plan ceases effective as of the Retirement Date.  Employer will reimburse payroll deductions credited to Employee’s account during the current purchase period no later than the next scheduled payroll period following the Retirement Date.

            (i)         Equity Awards.  Subject to the forfeiture provisions set forth in Section 8 of this Agreement, upon retirement, any service-based restricted stock awards ("RSAs") granted to Employee under the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended (the "2003 Plan"), pursuant to any "Restricted Stock Award Agreement (Service-Based Award for Senior Officers)" shall continue to vest and shares of common stock shall continue to be issued to Employee upon vesting following retirement in accordance with the terms of such agreements, including but not limited to Section 2 of Schedule A thereto, and Employer agrees that the Administrator (as defined in the 2003 Plan) shall not exercise negative discretion to alter such post-termination vesting terms.  Any performance-based RSAs granted to Employee under the 2003 Plan pursuant to any "Restricted Stock Award Agreement (Performance-Based and Service-Based Award)" authorized under the 2003 Plan shall cease to vest as of the Retirement Date in accordance with the terms of the 2003 Plan and award agreement.  Exhibit A attached hereto identifies all the service-based RSAs and performance-based RSAs held by Employee as of the Effective Date that have one or more unvested installments and specifies the service-based RSAs that will vest after the Effective Date, subject to the forfeiture provisions set forth in Section 8 of this Agreement.  Employer and Employee hereby agree that any RSA agreement entered into under the 2003 Plan shall hereby be amended if and solely to the extent deemed necessary to comply with the provisions of this Section 2(i).

3.         Assistance in Litigation.  Employee shall, upon reasonable notice, furnish such information and assistance to Employer as may reasonably be required by Employer in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to Employee (and without regard to whether Employee is a party thereto).  Employer shall promptly reimburse Employee for his reasonable out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 3.

4.         Benefits Upon Retirement.  Upon the Retirement Date, and except as provided in Sections 2(b), 2(c), 2(e), 2(g) and 2(i) above, Employee shall not be entitled to continue to participate in any other Employer-sponsored welfare or retirement benefit plan, program, policy or arrangement or receive any benefit thereunder except on the terms and conditions contained in the plan documents governing such benefits.

5.         Death After Retirement Date.  Should Employee die after the Retirement Date, Employer will pay to Employee’s estate the payment provided for in Section 2(a) above to the extent not previously paid, and notwithstanding Section 2(i), all rights with respect to any outstanding RSAs at the time of Employee’s death shall be governed by the terms of the 2003 Plan and RSA agreements.  Any other benefits to which Employee’s estate may be entitled pursuant to any Employer-sponsored welfare and retirement benefit plan, program, policy or arrangement in which Employee is a participant will be determined pursuant to the terms of the applicable plan documents.

6.         Return of Company Property.  Promptly following the Retirement Date, Employee will return to Employer all Employer property, including, but not limited to, computers, credit cards, personal digital assistant and Employer Confidential Information (both written and electronic copies) as required under Section 7(a), unless otherwise mutually agreed by the parties.  Employee may retain his cell phone and his cell phone number, provided that he assumes service costs related to the phone as of March 1, 2012.  Employee will be permitted to remove all of his personal belongings from his office.

7.         Restrictive Covenants.  Employee acknowledges that Employer is engaged in a highly competitive business and that Employer has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments.  In order to protect Employer against possible injury or damage, Employee agrees as follows:

(a)        Nondisclosure.  Employee acknowledges that as a result of his employment by Employer, he has used, acquired and added to Confidential Information relating to Employer which is proprietary to Employer.  Employee agrees that he shall not at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information unless legally required to do so.  “Confidential Information,” as that term is used in this Agreement, shall mean all information concerning Employer, including, but not limited to, business plans and models, product specifications, engineering and technical data, designs, formulas, computer software programs, inventions, manuals, methods of operation, accounting and financial information, customer lists, pricing information, new product plans and other product information, which has ever been or will be revealed to or discovered by Employee, unless such information was generally available to the public prior to disclosure by Employee or subsequently became publicly available through no act of Employee that was not authorized by Employer.  Such information shall be considered “Confidential Information” whether it was disclosed to Employee by plans, drawings, reports or other written materials, by conversation with employees or agents of Employer, by observation or inspection of physical objects or by any other method.  Promptly following the Retirement Date, Employee shall, on a best efforts basis immediately deliver, or cause to be delivered, to Employer any and all documents, statements or other information (both written and electronic copies) in his possession or control obtained from Employer containing Confidential Information (including, but not limited to, photocopies as taken by Employee or any other person in or outside Employer, and Employee’s handwritten or typed notes containing such Confidential Information).  The return of documents provided for herein shall in no way obviate the obligation of Employee to maintain the confidentiality of the Confidential Information as provided for herein.

(b)        Noncompetition.  Employee acknowledges that the RFMD NC Inventions, Confidentiality and Non-Solicitation Agreement between Employee and Employer dated November 14, 2007 (the “ICN Agreement”) and the Noncompetition Agreement between Employee and Employer dated August 13, 2007 (the Noncompetition Agreement”), are each a valid, binding and enforceable agreement of Employee.  Employee covenants and agrees that in consideration of the amounts paid to him under this Agreement, including the vesting of service-based RSAs following the Retirement Date, Employee will abide by the restrictive covenants contained in the ICN Agreement and the Noncompetition Agreement.

(c)        Nondisparagement.  Employee agrees that he will not make disparaging comments regarding Employer or any of its officers or directors to any third party.  Employer agrees that neither it nor any of its officers or directors in their capacities as officers or directors will make disparaging comments regarding Employee to any third party.

(d)       Breach.  In addition to any other remedies (including injunctive relief), Employee agrees that if he breaches the restrictive covenants or any other material provision of this Agreement, Employee will be subject to the forfeiture and recoupment obligations with respect to RSAs that vest following the Retirement Date pursuant to Section 8(a) of this Agreement.

8.         Forfeiture and Recoupment of Equity on Certain Events.

(a)        Forfeiture.  Notwithstanding any other provision of this Agreement, if at any time during the Restricted Period, Employee engages in a Prohibited Activity, then (i) any RSAs subject to future vesting during the Prohibited Activity Term shall immediately be terminated and forfeited in their entirety; (ii) any and all shares of Employer’s common stock (the “Shares”) issued to Employee or his assignees pursuant an RSA that vested during the Prohibited Activity Term shall immediately be forfeited and returned to Employer (without the payment by Employer of any consideration for such Shares, including repayment of any amount paid by Employee with respect to taxes with respect to the award or vesting of such RSAs), and Employee shall cease to have any rights related thereto and shall cease to be recognized as the legal owner of such Shares; and (iii) any Gain realized by Employee with respect to any Shares issued pursuant to RSAs that vested during the Prohibited Activity Term shall immediately be paid by the Employee to Employer.  The provisions of this Section 8 shall be deemed to amend the terms of any RSA agreement that would otherwise apply to the vesting of RSAs and the award of Shares described therein, and by entering into this Agreement, Employee expressly agrees to such amendments.

(b)        Prohibited Activity and Prohibited Activity Term.  For purposes of this Agreement, a “Prohibited Activity” shall mean Employee’s material violation of the ICN Agreement, the Noncompetition Agreement or Section 6, Section 7(a), Section 7(b) or Section 7(c) of this Agreement.  For purposes of this Agreement, the “Prohibited Activity Term” shall mean the period commencing on the Retirement Date and ending on the first anniversary of the Retirement Date.  A Prohibited Activity will be deemed to occur on the date that Employee first engages in an act or fails to perform an act that constitutes or ultimately results in the Prohibited Activity, without regard to when Employer first discovers or has notice of any such Prohibited Activity.

(c)        Gain Defined.  For purposes of this Agreement, “Gain” shall mean with respect to RSAs, the fair market value of Employer’s common stock on the date of sale or other disposition, multiplied by the number of Shares sold or disposed of.  “Fair market value” shall be determined in accordance with the terms of the 2003 Plan.

9.         Release.  Employee, for himself, his successors, administrators, heirs and assigns, hereby fully releases, waives and forever discharges Employer, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, directors, officers, agents, attorneys, and employees, whether past, present, or future (the “Released Parties”) from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of the Released Parties to Employee arising out of Employee’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination or other employment matters under any state, federal or local law, statute or regulation, which includes claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et. seq., the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, and all corresponding state laws that might apply, including but not limited to the North Carolina Wage and Hour Act, and any and all federal and state executive orders and other statutes and regulations, and any claim for attorneys’ fees, costs, disbursements or the like.  Employee acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties.  Employee understands and acknowledges the significance of this release and this Agreement.

                        Nothing in this Agreement shall be construed to prohibit Employee from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, or from filing any charge or claim of discrimination with the National Labor Relations Board, or the Equal Employment Opportunity Commission.  Notwithstanding anything to the contrary in this Agreement, the claims released in this Section 9 do not include any claims that by law may not be released.

            Employee further agrees that if Employee, or any person, organization, or other entity files, charges, claims, sues or causes or permits to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against Employer or any of the Released Parties involving any matter released pursuant to Section 9, Employee shall not have any claim for monetary damages and will not accept any personal relief in any such action.

10.       Consideration and Revocation Period.  Employee acknowledges that he has hereby been advised in writing to consult with an attorney of his choice prior to signing this Agreement, and that he had at least 21 days to consider this Agreement before signing it.  Employee acknowledges that if this Agreement is signed before 21 days have elapsed from the date of delivery, by signing this Agreement he has expressly waived the 21-day consideration period.  Employee acknowledges that he may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired.

11.       Opportunity to Seek Counsel.  Employee acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.

12.       Arbitration.  Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Greensboro, North Carolina, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties.  The arbitration shall be commenced by either party giving the other party a notice of arbitration in accordance with the Rules of the AAA.  The arbitration shall be administered by the arbitrator unless the parties mutually agree to the administration by a third party organization or association. Such arbitrator shall be a retired North Carolina Superior Court or federal District Court judge without any economic or financial interest of any kind in the outcome of the arbitration.  In the event Employer and Employee are unable to agree on an arbitrator within fifteen days of the service of the notice of arbitration, then the party initiating the arbitration shall circulate a list of three acceptable arbitrators who meet the criteria set forth above and are able to commence and complete the arbitration within 180 days from appointment.  The responding party shall select an arbitrator from the list.  The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses.  The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts of North Carolina.  Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Guilford County, North Carolina seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

13.       Governing Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the state of North Carolina.  In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

14.       No Admissions.  Employee agrees that neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type.

15.       Entire Agreement.  This Agreement expresses the entire agreement between the parties with reference to the date and terms of the retirement of Employee and supersedes and replaces any prior understanding or arrangement, other than any benefit plans, governing such terms, whether written or oral, between Employee and Employer.

16.       Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

RF Micro Devices, Inc.                                    /s/Robert M. Van Buskirk

                                                                        Robert M. Van Buskirk

By:       /s/Robert A. Bruggeworth                         February 14, 2012

            Robert A. Bruggeworth                                  Date

            President and Chief Executive

Officer

                     February 14, 2012
                     Date

EXHIBIT A

Robert Van Buskirk Restricted Stock Awards

Grant Date	Type	No. of Shares	Vesting Schedule	Fully Vested At Effective Date	Unvested At Effective Date	To Vest After Effective Date

July 30, 2008	Service-Based	123,700	25% per year for 4 years; Anniversary Date of 2009, 2010, 2011, 2012	92,775	30,925	30,925

July 30, 2009	Service-Based	123,700	25% per year for 4 years; Anniversary Date of 2010, 2011, 2012, 2013	61,850	61,850	61,850

May 5, 2010	Performance-Based	178,625	50% grant date; 25% per year for 2 years; Anniversary Date of 2011 and 2012	133,968.75	44,657	0

August 4, 2010	Service-Based	88,300	25% per year for 4 years; Anniversary Date of 2011, 2012, 2013, 2014	22,075	66,225	66,225

May 4, 2011	Performance-Based	128,125	50% grant date; 25% per year for 2 years; Anniversary Date of 2012 and 2013	64,062.50	64,063	0

August 3, 2011	Service-Based	59,100	25% per year for 4 years; Anniversary Date of 2012, 2013, 2014, 2015	0	59,100	59,100

May 2012	Performance-Based	91,300	50% grant date; 25% per year for 2 years; Anniversary Date of 2013 and 2014	0	0	0

TOTAL		792,850		374,730	326,820	218,100